Exhibit 99.1

Pulmatrix Announces First Quarter 2024 Financial Results and Provides Corporate Update

$16.3 million in cash and cash equivalents at the end of Q1 2024 providing projected cash runway into Q1 2026

Third amendment made in Q1 to Cipla partnership results in the wind down of the PUR1900 Phase 2b study and allows for a significant reduction in expected cash burn for Pulmatrix

Cipla to take sole responsibility for development of PUR1900, refocused on markets with greatest unmet need and faster path to approval outside the United States

Bedford, Mass., May 10, 2024 – Pulmatrix, Inc. (“Pulmatrix” or the “Company”) (Nasdaq: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious central nervous system and pulmonary disease using its patented dry powder inhalation iSPERSE™ technology, today announced first quarter financial results for 2024 and provided a corporate update on its development programs.

Ted Raad, Chief Executive Officer of Pulmatrix, commented, “Our focus in the first quarter has been to continue our cost saving measures including the wind down of the Phase 2b study for PUR1900 and on strategic alternatives that leverage the potential of PUR3100, iSPERSE™ technology and our extended cash resources.”

First Quarter 2024 and Recent Program and Corporate Highlights

PUR3100

●	In 2023, Pulmatrix announced the FDA’s acceptance of an IND application for PUR3100 and receipt of a “study may proceed” letter for a Phase 2 study, positioning PUR3100 as Phase 2-ready. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100, an orally inhaled dihydroergotamine (DHE) engineered with iSPERSE™, will be investigated in patients with acute migraine.
●	The planned Phase 2 trial builds on the Phase 1 trial results, which were published in 2023 and presented at the American Headache Society 65th Annual Meeting in June 2023. The study showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. The PUR3100 dose groups also showed a lower incidence of nausea and no vomiting compared to observations of nausea and vomiting in the intravenously (IV) administered DHE dose group.
●	Pulmatrix is currently exploring financing or partnership arrangements to develop and initiate a potential Phase 2 clinical study for PUR3100.

PUR1800

●	In 2023, Pulmatrix presented complete results from a Phase 1b study of PUR1800 for acute exacerbations of chronic obstructive pulmonary disease (AECOPD), indicating PUR1800 was safe and well tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases.
●	Pulmatrix plans to pursue partnership or other alternatives to monetize or advance PUR1800.

PUR1900

●	In agreement with its partner Cipla, Pulmatrix has stopped patient enrollment for the Phase 2b study of PUR1900. PUR1900 is the Company’s inhaled iSPERSE™ formulation of the antifungal drug itraconazole for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need. The decision to stop the study was unrelated to any safety concerns. This study had been ongoing since the first quarter of 2023. The Company remains on track to complete all Phase 2b wind down activities by the third quarter of 2024.
●	After the study wind down, Pulmatrix will bear no further financial responsibility for the development of PUR1900 and will receive 2% royalties on any potential future net sales by Cipla outside the United States. Within the United States, Pulmatrix and Cipla will seek to monetize PUR1900.

First Quarter 2024 Financial Results

Revenues increased $4.4 million to $5.9 million for the three months ended March 31, 2024, compared to $1.5 million for the three months ended March 31, 2023. The increase is primarily related to a contract modification of the Cipla Agreement for PUR1900 which resulted in a cumulative catch-up adjustment in non-cash revenue recorded during the three months ended March 31, 2024. The amount of the cumulative catch-up had been included in deferred revenue at the beginning of the period.

Research and development expenses decreased approximately $0.4 million to $3.5 million for the three months ended March 31, 2024, compared to $3.9 million for the three months ended March 31, 2023. The decrease was primarily due to decreased spend of $0.2 million in costs related to the Company’s PUR3100 program and $0.2 million in employment costs.

General and administrative expenses decreased $0.6 million to $1.6 million for the three months ended March 31, 2024, compared to $2.2 million for the three months ended March 31, 2023. The decrease was primarily due to decreased spend of $0.4 million in legal and professional services costs and $0.2 million in employment costs.

Net income increased $5.2 million to $0.8 million for the three months ended March 31, 2024, compared to a net loss of $4.4 million for the three months ended March 31, 2023. The increase is primarily related to the contract modification of the Cipla Agreement for PUR1900, mentioned above, which resulted in a cumulative catch-up adjustment in non-cash revenue recorded during the three months ended March 31, 2024.

The Company’s total cash and cash equivalents balance as of March 31, 2024, was $16.3 million. The Company anticipates that its cash position, based on operational efficiencies and prioritization of spending, is sufficient to fund its operations into the first quarter of 2026.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,300	$19,173
Accounts receivable	570	928
Prepaid expenses and other current assets	712	742
Total current assets	17,582	20,843
Property and equipment, net	1,108	1,158
Operating lease right-of-use asset	10,094	10,309
Long-term restricted cash	1,472	1,472
Other long-term assets	135	176
Total assets	$30,391	$33,958
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$721	$1,915
Accrued expenses and other current liabilities	1,677	947
Operating lease liability	383	429
Deferred revenue	363	618
Total current liabilities	3,144	3,909
Deferred revenue, net of current portion	-	3,727
Operating lease liability, net of current portion	8,229	8,327
Total liabilities	11,373	15,963
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at March 31, 2024 and December 31, 2023	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 shares issued and outstanding at March 31, 2024 and December 31, 2023	-	-
Additional paid-in capital	305,790	305,592
Accumulated deficit	(286,772)	(287,597)
Total stockholders’ equity	19,018	17,995
Total liabilities and stockholders’ equity	$30,391	$33,958

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenues	$5,885	$1,499

Operating expenses
Research and development	3,512	3,874
General and administrative	1,626	2,210
Total operating expenses	5,138	6,084
Income (loss) from operations	747	(4,585)
Other income (expense)
Interest income	160	222
Other expense, net	(82)	(85)
Total other income (expense), net	78	137
Net income (loss)	$825	$(4,448)
Net income (loss) per share attributable to common stockholders – basic and diluted	$0.23	$(1.22)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,650,769

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company focused on the development of novel inhaled therapeutic products intended to prevent and treat central nervous system (“CNS”), respiratory and other diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for CNS disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

For more on the Company’s inhaled product candidates please visit:

https://www.pulmatrix.com/pipeline.html.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com